EXHIBIT 10.30

PENTAIR, INC.
OMNIBUS STOCK INCENTIVE PLAN
AS AMENDED AND RESTATED

SECTION 1.    BACKGROUND AND PURPOSE

             1.1        Background.  Pentair, Inc. ("Pentair") maintains a comprehensive equity compensation incentive plan to award long-term equity incentives which tie the compensation of executives and key managerial employees to Pentair operating results.  In particular, this Plan is designed to attract and retain top quality executives and key employees, encourage innovation and growth, reward executives for attainment of short-term performance objectives and long-term shareholder value, recognize outstanding performance, encourage executive stock ownership and, in general, to align management and shareholder interests.  Pentair established the Plan in 1990 by combining its then separate equity compensation plans into one plan to achieve administrative consistency and greater flexibility in structuring equity compensation awards.

             1.2        Restatement of Plan.  Pentair amended and restated this Plan to authorize additional shares of Stock and ICUs with which to make grants under the Plan, clarify certain administrative practices and bring the Plan into compliance with Code requirements enacted since the Plan’s adoption.  The amended and restated Plan was adopted on February 14, 1996, subject to shareholder approval, and applies to all equity compensation grants made after that date.  This amended and restated plan extends until February 14, 2006.

             1.3        2001 Amendments.  Pentair is amending the Plan, effective February 14, 2001, to authorize additional shares of Stock with which to make grants under the Plan, implement a cap on the amount of authorized shares of Stock available for various types of Stock awards, other than Options, and clarify the authority of the Committee to amend outstanding grants.

SECTION 2.    DEFINITIONS

             Unless the context requires otherwise, when capitalized the terms listed below shall have the following meanings when used in this or any other section of the Plan:

             2.1        “Affiliate” is any corporation, business trust, division, partnership or joint venture in which Pentair owns (either directly or indirectly) fifty percent (50%) or more of the voting stock, or rights analogous to voting stock, but only for the duration of such ownership.

             2.2        “Board” is the Board of Directors of Pentair, Inc., as elected from time to time.

             2.3        “Book Value per Share” or “Book Value” is the total consolidated shareholders' equity of Pentair at the close of a Fiscal Year, less the equity attributable to preferred shares, divided by the number of shares of Stock outstanding at the end of that Fiscal Year.

             2.4        “Code” is the Internal Revenue Code of 1986, as amended.

             2.5        “Committee” is the Compensation and Personnel Committee of the Board, as appointed from time to time.

             2.6        “Disabled” or “Disability” is a physical or mental incapacity which qualifies an individual to collect a benefit under the long-term disability plan of Pentair or an Affiliate, or such other condition which the Committee may determine to be a Disability.

             2.7        “Eligible Employee” is any key managerial, administrative or professional employee of Pentair or an Affiliate, generally in salary grade 25 or higher, who is in a position to make a material contribution to the continued profitable growth and long term success of Pentair or an Affiliate.

             2.8        “Fair Market Value” is the closing price of a share of Stock on the relevant date as reported on either the NASDAQ National Market System or the New York Stock Exchange, depending on which exchange then lists Pentair stock, or as otherwise determined using procedures established by the Committee.

             2.9        “Fiscal Year” is the twelve (12) consecutive month period beginning January 1 and ending December 31.

             2.10      “Incentive Compensation Unit” or “ICU” is a unit representing the right to receive an amount determined by attainment of corporate performance objectives over an applicable Incentive Period.

             2.11      “Incentive Period” is a period of continuous employment fixed by the Committee at the time of grant of an ICU after which such ICU may become payable, provided all relevant performance objectives have been met.

             2.12      “Incentive Stock Option” or “ISO” is an Option which is designated as such by the Committee and intended to so qualify under Code section 422.

             2.13      “Nonqualified Stock Option” or “NQSO” is any Option which is not an ISO.

             2.14      “Option” is a right granted pursuant to the Plan to purchase Stock subject to such terms and conditions as may be specified by the Committee at the time of grant.

             2.15      “Participant” is an Eligible Employee approved by the Committee to receive a grant or award under the Plan.

             2.16      “Pentair” is Pentair, Inc., a Minnesota corporation.

             2.17      “Performance Period” is the period of time over which a Participant must meet the relevant performance criteria established by the Committee at the time of an award of Performance Shares or Performance Units.

             2.18      “Performance Share” is a share of Stock, Restricted Stock, or a Right to Restricted Stock, awarded by the Committee, subject to such performance targets or other restrictions as are established by the Committee at the time of award.

             2.19      “Performance Unit” is an amount equal to the value of an ICU determined on the date of award.

             2.20      “Plan” is the Pentair, Inc. Omnibus Stock Incentive Plan, as amended from time to time.

             2.21      “Restricted Stock” is Stock issued or transferred to a Participant by means of an award subject to such restrictions as may be imposed at the time of grant by the Committee, and which will remain subject to said restrictions until such time as the restrictions lapse.

             2.22      “Retirement” is the time a Participant who is eligible to receive retirement income benefits from the Pentair tax qualified pension plan separates from employment.

             2.23      “Right to Restricted Stock” is a right awarded to a Participant to receive Stock or Restricted Stock which will vest at some future time and which is subject to such restrictions as may be imposed at the time of grant by the Committee, and which will remain subject to such restrictions until the restrictions lapse.

             2.24      “Significant Shareholder” is an employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock issued by Pentair as of the date such employee is granted an Option.  For this purpose, the provisions of Code sections 422 and 424, as amended, shall apply.

             2.25      “Stock” is Pentair common stock.

SECTION 3.    SHARES SUBJECT TO THE PLAN

             3.1        Shares.  (a)  Number of Shares.  The maximum number of shares of Stock which may be issued for any type of award or grant under the Plan shall be 5,600,000, subject to adjustment as provided in Sections 3.1(b) and 3.3.  Not more than twenty percent (20%) of such shares shall be available for various types of grants, other than Options, which may be made under the Plan.

             (b)        Unused Shares.  Any shares of Stock subject to an Option which is canceled, expires or otherwise terminates without having been exercised in full (unless such cancellation is due to the exercise of a related SAR), or any shares of Restricted Stock, Rights to Restricted Stock or Performance Shares which are forfeited, shall again be available for grants or awards under the Plan.

             3.2        Incentive Compensation Units.  The maximum number of Incentive Compensation Units which may be awarded under the Plan is 4,000,000, subject to adjustment as provided in this Section 3.2 and in Section 3.3.  If an ICU is awarded, but is forfeited or otherwise terminates without payment having been made to the Participant, then such ICU shall again be available for awards under the Plan.

             3.3        Antidilution.  In the event of a change in the number or class of outstanding shares of Stock by reason of a stock dividend or split, recapitalization, reclassification, merger, consolidation, or other similar corporate change, the number of shares of Stock as to which grants of Options or other awards under the Plan may be made, and the number of ICUs available for award under the Plan, shall be adjusted proportionately to the nearest whole share or unit. Any such action shall be within the discretion of the Committee, whose determination shall be conclusive.

             If such an adjustment is made with respect to shares then subject to an Option, the number of shares and the Option price per share shall be adjusted proportionately so the aggregate exercise price of such Option shall not change.

SECTION 4.    STOCK OPTIONS

             4.1        Granting Options.  Participants may be granted ISOs, SARs or NQSOs.  No one Participant shall be granted, in the aggregate, Options or SARs on more than 150,000 shares in any calendar year.  Solely for purposes of determining the number of Options or SARs available for grant to an individual in any calendar year, Options which are canceled or repriced shall be counted against this annual maximum to the extent required by applicable regulations.

             4.2        Option Terms and Conditions.  (a)  Grant of Option.  Except as otherwise limited by the Plan, the Committee shall have the discretion to grant to a Participant any number or type of Options at any time, and subject to such terms and conditions as the Committee may determine.

             (b)        Exercise Limit.  With respect to Options designated as ISOs at the time of grant, to the extent the aggregate Fair Market Value of Stock, determined as of the date of grant, with respect to which ISOs are first exercisable during any single calendar year exceeds $100,000,  or such other limit as shall be allowed under the Code, such Options shall be treated as NQSOs.  In applying this limit Options shall be taken into account in the order granted.

             (c)         Option Price.  The Option price of an ISO or NQSO shall be not less than Fair Market Value as of the date of grant.  If an ISO is granted to a Significant Shareholder, the Option price shall be not less than 110% of Fair Market Value on the date of grant.

             (d)        Term of Option.  Each Option shall expire at the time specified by the Committee when granting the Option.  The Committee may not fix a term which is shorter than required under any applicable state or federal law, nor longer than ten (10) years from the date of grant.  With respect to a Significant Shareholder, the Committee may not fix a term which is longer than five (5) years from the date of grant.  An Option term may extend beyond the Plan's termination date.

             (e)         Manner of Exercise.  To exercise an Option, whether partially or completely, the Participant shall give written notice to Pentair in such form and manner as the Committee may prescribe.  Payment for Stock to be acquired by the exercise of an Option must accompany the written notice of exercise.

             (f)         Payment.  (1)  General.  Full payment for all Stock to be acquired upon the exercise of an Option, together with an amount sufficient to satisfy applicable federal, state or local withholding taxes, shall be made at the time such Option, or any part thereof, is exercised, and no Stock certificate shall be issued until such payment has been made.  Payment may be made in cash or in such other form as is acceptable to the Committee, provided that in the case of an ISO, no form of payment shall be allowed which would prevent the Option from qualifying as such within the meaning of Code section 422.

             (2)         Payment with Options.  The Participant, in lieu of or in combination with a payment in cash, may transfer to Pentair a sufficient number of outstanding Options as will pay all applicable withholding tax liability incurred on exercise of the Option.  For this purpose, the Participant may use only Options having an exercise price less than Fair Market Value on the date such Options are transferred or exercised, and the value of such any Option so transferred shall be the difference between its then exercise price and Fair Market Value.  Transfer of an Option for payment of taxes shall be considered exercise of the Option.

             (3)         Payment with Stock.  Subject to such Code requirements as are relevant to ISOs, a Participant, in lieu of or in combination with a payment in cash, may transfer to Pentair a sufficient number of shares of Stock to satisfy all or any part of the Option price and applicable withholding taxes.  Such Stock may be Stock already owned by the Participant or, in the case of an NQSO, Stock to be acquired by exercise of the Option.  For this purpose, the value of the Stock shall be Fair Market Value as of the date of exercise.  Where payment is made in whole or in part by Stock, the Participant may not transfer fractional shares of Stock or shares of Stock with an aggregate Fair Market Value in excess of the Option price plus applicable withholding taxes.

             (4)         Interim Broker Loan.  The Committee may arrange through a stock brokerage or other similar agent, a loan to a Participant of some or all of the funds needed to exercise an Option.  Upon application for such loan and receipt of written notice of exercise of an Option from a Participant, the broker will pay to Pentair the amount requested by the Participant to pay the Option exercise price and applicable withholding taxes.  Pentair will promptly deliver to such broker a certificate representing the total number of shares of Stock to be acquired by exercise of said Option.  The broker will then sell part or all of these shares and pay to the Participant the proceeds from the sale, less the loan principal and any interest charged thereon from the date the broker received the notice of exercise until the date the broker is repaid.

             (5)         Other Payment Methods.  The Committee may, in its discretion, authorize payment by other methods or forms within the limitations imposed by the Plan and applicable state or federal law.

             (g)        No Tandem Options.  No ISO granted under this Plan shall contain terms which would limit or otherwise affect a Participant’s right to exercise any other Option, nor shall any NQSO contain terms which will limit or otherwise affect the Participant's right to exercise any other Option in such a manner that an Option intended to be an ISO would be deemed a tandem option.

             4.3        Stock Appreciation Rights.   (a)  Grant of Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights (“SARs”) to Participants who have been granted ISOs.  These SARs may relate to any number of shares, up to the total number of shares the Participant could acquire by exercise of the underlying ISOs.  An SAR shall expire no later than the expiration date of the underlying ISO, and the amount paid shall not be more than 100% of the difference between the Option price and Fair Market Value of the Stock subject to the Option, determined on the date the SAR is exercised.

             (b)        Exercise.  Stock Appreciation Rights may be exercised at the same time, to the same extent and subject to the same conditions as the related ISO, and only when the Fair Market Value of the Stock subject to the ISO exceeds the Option price.  The exercise of an SAR shall cancel the related ISO; the exercise of an ISO shall cancel a related SAR.

             (c)         Payment of Stock Appreciation Rights.  Upon exercise of an SAR, the Participant shall be paid in cash, Stock, Rights to Restricted Stock, Restricted Stock, or a combination thereof, as the Committee shall determine at the time of grant.  If payment is made in Stock, Rights to Restricted Stock or Restricted Stock, the shares shall be valued at Fair Market Value on the date the SAR is exercised.

             4.4        Issuance of Certificates.  (a)  Delivery.  As soon as practicable after either the exercise of an Option and the delivery of payment therefor, or the exercise of an SAR which is to be paid in Stock, Rights to Restricted Stock or Restricted Stock, Pentair shall:

(i)	if Stock is to be issued due to the exercise of an Option, record in the name of the Participant a number of certificated or uncertificated shares equal to the number of shares acquired by the Participant through exercise of the Option;

(ii)	if payment is to be made in Restricted Stock, record in the name of the Participant a number of nonnegotiable certificated or uncertificated shares equal to the number of shares of Restricted Stock acquired; and

(iii)	if payment is to be made in Rights to Restricted Stock, establish and maintain a separate written account for each Participant and record in such account the number of Rights to Restricted Stock so acquired.

             Consistent with applicable state or federal law, the Committee may fix a minimum or maximum period of time during which a Participant may not sell any such Stock or Restricted Stock, or obtain Restricted Stock in lieu of a Right to Restricted Stock.

             (b)        Designation.  Shares acquired pursuant to the exercise of an ISO shall be designated as such on the stock transfer records of Pentair, to the extent the value of such shares does not exceed the exercise limit contained in Section 4.2(b).  Shares acquired by exercise of an Option which exceed this exercise limit shall be designated on Pentair's stock transfer records as shares acquired pursuant to the exercise of an NQSO.  For purposes of this exercise limit, the designation of shares as acquired pursuant to the exercise of an ISO or NQSO shall be subject to change as permitted by applicable Code provisions.

SECTION 5.    RESTRICTED STOCK AND INCENTIVE COMPENSATION UNITS

             5.1        Restricted Stock Awards   (a)  Written Agreement.  Each award of Restricted Stock or Rights to Restricted Stock shall be evidenced by a written agreement, executed by the Participant and Pentair.  Such agreement shall specify the number of shares of Restricted Stock or the number of Rights to Restricted Stock awarded and any terms and conditions the Committee may require on such award.

             (b)        Restriction Period.  At the time of an award of Restricted Stock or Rights to Restricted Stock, the Committee shall fix a period of time ("Restriction Period") during which such restrictions as are imposed by the Committee shall remain in effect; provided that the number of shares of Stock with respect to which the Committee may make an award which fixes a Restriction Period of less than three (3) years shall not exceed five percent (5%) of the maximum number of shares available under the Plan.  Such restrictions shall lapse upon expiration of the Restriction Period, or sooner if otherwise provided in the Plan.

             (c)         Restrictions.  In addition to such other restrictions as the Committee may impose at grant, each share of Restricted Stock or Right to Restricted Stock shall be subject to the following restrictions:

(i)	Neither Restricted Stock nor Rights to Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of during a Restriction Period.
(ii)	Except as otherwise herein provided, unless the Participant remains continuously employed by Pentair or an Affiliate until the conditions for the removal of such restrictions as the Committee may impose have been satisfied, Restricted Stock and Rights to Restricted Stock shall be forfeited and returned to Pentair, and all rights of a Participant to receive Restricted Stock or vest in Rights to Restricted Stock shall terminate without any payment or consideration by Pentair.

             (d)        Recordkeeping.  As soon as practicable after the execution of the written agreement required by Section 5.2(a), Pentair shall:

(i)	for awards of Restricted Stock, record in the name of the Participant a number of nonnegotiable, certificated or uncertificated shares equal to the number of shares of Restricted Stock awarded; and
(ii)	for awards of Rights to Restricted Stock, establish and maintain a separate written account for each Participant and record in such account the number of Rights to Restricted Stock awarded.

             (e)         Dividends.  Dividends declared with respect to shares of Restricted Stock shall be paid in cash to the Participant as and when declared, or as otherwise determined by the Committee.  Where Rights to Restricted Stock are awarded, the Committee shall determine whether amounts equivalent to dividends declared on Stock subject to an award of Rights to Restricted Stock shall be paid when the dividends are declared, or as otherwise determined by the Committee.  Dividends, regardless of when paid, shall be subject to all applicable withholding taxes.

             5.2        Incentive Compensation Units.  (a)  Award Agreements. Each ICU award shall be evidenced by a written agreement, executed by the Participant and Pentair, which shall specify the number of ICUs awarded and contain such other terms and conditions as the Committee may require.

             (b)        ICU Account.  Pentair shall establish and maintain a separate account ("ICU Account") for each Participant and record in such accounts the number of ICUs awarded to each Participant.  The number of ICUs which may be realized by each Participant may be adjusted by any conditions specified by the Committee in the award agreement.  The maintenance of an ICU Account is principally a bookkeeping function and does not entitle a Participant to realize on an ICU award.

             (c)         Earning an ICU Award.    (1)  General.  The ability of a Participant to realize on an ICU award shall be determined by achievement of specific corporate performance factors over the designated Incentive Period.  The maximum amount of compensation per ICU payable to a Participant in any calendar year by reason of an ICU award shall not exceed twice the growth in Book Value, determined pursuant to Section 5.2(d), over the applicable Incentive Period.

             (2)         Incentive Period.  At the time of award, the Committee shall fix the Incentive Period during which the Participant must remain continuously employed by Pentair or an Affiliate.  The Incentive Period shall generally be three (3) years, unless another expiration date is specified by the Committee or the Plan provides otherwise.

             (3)         Corporate Performance Factors.  The amount of compensation payable to a Participant on account of an ICU award shall be determined by application of the following factors:

(i)	the change in Book Value per share of Stock over the designated Incentive Period;

(ii)	the growth in earning per share of Stock over the designated Incentive Period;

(iii)	the average return on equity of Stock over the designated Incentive Period; or

(iv)	such other factors as the Committee shall specify at the time of grant.

             (d)        Valuation of Incentive Compensation Unit.   (1)  Valuation at Expiration of Incentive Period.  As soon as practicable after the Incentive Period expires, Pentair's audited financial statements for the preceding Fiscal Year shall be provided in final form to the Committee, which shall determine the value of each ICU.  Such value shall be based on the net increase in Book Value over the Incentive Period, calculated by subtracting the beginning Book Value ( determined as of the December 31 immediately preceding the date the ICUs were awarded) from the ending Book Value (determined on the December 31 immediately following the end of the Incentive Period).  The resulting number shall then be subject to adjustment by a multiplier which takes into account average return on equity, compounded growth in earnings per share, or any other corporate performance factors established with respect to the award being valued.

             (2)         Valuation if Incentive Period Shortened.  If for any reason an Incentive Period is shortened, the Committee shall determine the value of an affected Participant's ICUs as soon as practicable after the date such Period prematurely ends, and for this purpose, the ending Book Value shall be determined as of the December 31 immediately preceding the date the Incentive Period ends, or as otherwise determined by the Committee.

             (3)         Adjustments to Valuation Formula.  The Committee shall retain the discretion to modify the factors or formula used to value an ICU award; provided, however, that any such change shall be defined in the written agreement executed pursuant to Section 5.2(a) at the time of grant.  No such modification shall in any event cause the value of an ICU award made to any one Participant to exceed the maximum possible award as defined in Section 5.2(c)(1).

             (e)         Payment of ICU Account.  Payment of the value of each ICU shall be made to the Participant, or, if applicable, a designated beneficiary, as soon as practicable after valuation.  Such payment may be made in cash, Stock, Rights to Restricted Stock, Restricted Stock or any combination thereof, as the Committee shall determine at the time of grant.  If payment is made in Stock, Rights to Restricted Stock or Restricted Stock, the shares shall be valued at Fair Market Value (as adjusted for any restrictions) on the date the Incentive Period expires.

SECTION 6.    PERFORMANCE SHARES AND PERFORMANCE UNITS

             6.1        Performance Awards.   (a)  Performance Agreement.  Each award of Performance Shares and Performance Units shall be evidenced by a written agreement, executed by the Participant and Pentair.  Such agreement shall establish all terms and conditions applicable to the payment of a Performance Share or Performance Unit as the Committee may determine, including the achievement of relevant performance objectives.  These performance objectives shall include such financial measures as return on shareholders equity, growth in earnings per share, return on sales, growth in income, growth in sales and various techniques which compare actual returns with required returns based on cost of capital criteria.

             (b)        Performance Accounts.  At such time as a performance award is made, Pentair shall establish an account ("Performance Account") for each Participant and credit the Performance Units and Performance Shares awarded to such account.  Performance Shares shall be credited in the form of Restricted Stock or Rights to Restricted Stock.  The maintenance of Performance Accounts is principally a bookkeeping function, and does not entitle a Participant to payment of any awards hereunder.

             (c)         Dividends.  Dividends or the equivalent paid with respect to Restricted Stock shall be paid in cash to the Participant as and when declared, or as other determined by the Committee. The Committee shall determine whether dividends or the equivalent declared on Stock subject to Rights to Restricted Stock shall be paid when declared, or as otherwise determined by the Committee.  Dividends, regardless of when paid, shall be subject to all applicable withholding taxes.

             6.2        Performance Period and Targets.  (a)  Performance Period.  The Performance Period shall be established by the Committee at the time of the award.  This period may differ for each award granted to any one Participant.

             (b)        Performance Targets.  At the time a performance award is established, the Committee shall establish such performance targets as it determines to be relevant.  Successful completion of performance targets within the designated Performance Period shall be certified by the Committee, using such measures of performance during the Performance Period as are specified in the performance agreement.

             6.3        Earning a Performance Award.  The Committee shall pay a performance award to a Participant based on the degree of attainment of the relevant performance targets during the Performance Period, and in accordance with the provisions of the performance agreement.  The maximum amount of compensation a Participant may be granted by reason of a performance award in any one calendar year shall be $100,000, calculated by reference to Fair Market Value of the award on date of grant.

             6.4        Payment of Performance Awards.  (a)  Time for Payment. No performance award shall be payable until after earned in accordance with the terms and conditions of the performance agreement, unless otherwise provided in the Plan or in the sole discretion of the Committee.  Any Performance Shares, Performance Units or other amounts credited to a Performance Account shall be paid to the Participant only when, and to the extent, the Committee so determines.  All such determinations shall be made during the four (4) month period immediately following the end of the Performance Period as established in the performance agreement.

             (b)        Form of Payment.  Payment of Performance Shares or Performance Units shall be in the form of cash, Stock, Rights to Restricted Stock or Restricted Stock, or a combination thereof as determined by the Committee at the time of grant.  If payment is made in Stock, Rights to Restricted Stock or Restricted Stock, the shares shall be valued at Fair Market Value (as adjusted for any restrictions) on the date the Performance Period expires.

             6.5        Bonus Plans.  (a)  Executive Bonus Award.  On February 14, 1996, Pentair adopted the Executive Officer Performance Plan (“EOPP”), an annual bonus plan designed to compensate participating executive officers for performance as measured against the key financial measurements defined in the EOPP plan.  Cash awards under the EOPP are limited to an amount equal to an EOPP participant’s annual base salary, even though a total bonus award under the EOPP may exceed that amount.  To the extent an annual bonus award exceeds the amount which can be paid in cash pursuant to the EOPP, the balance shall be considered an award of Performance Shares payable in the form of Restricted Stock under the Plan.  The performance targets applicable to such Performance Shares shall be the same as the criteria established under the EOPP for purposes of earning the award.  The Performance Shares so granted shall be subject to any vesting conditions the Committee may impose as of the date the Performance Shares are issued.  The maximum amount of compensation a Participant may be granted by reason of a Performance Share award under the EOPP in any one calendar year is equal to the maximum award available to such Participant under the EOPP, reduced by the amount of such award payable to the Participant in cash.

             (b)        Management Incentive Plan.  Pentair also maintains an annual bonus plan (the “MIP”) which provides incentive compensation for management employees other than executive officers.  Like the EOPP, cash awards under the MIP are limited to an amount equal to a MIP participant’s annual base salary, even though a total bonus award under the MIP may exceed that amount.  To the extent such an annual bonus award exceeds the amount which can be paid in cash under the MIP, the balance shall be considered an award of Performance Shares payable in the form of Restricted Stock under the Plan.  The Performance Shares so granted shall be subject to any vesting conditions the Committee may impose as of the date the Performance Shares are issued.  The maximum amount of compensation a Participant may be granted by reason of a Performance Share award under the MIP in any one calendar year is equal to the maximum award available to such Participant under the MIP reduced by the amount of such award payable to the Participant in cash.

SECTION 7.    TERMINATION OF EMPLOYMENT

             7.1        General Rule.  Except as otherwise provided herein, Options and SARs may be exercised and Restricted Stock, Rights to Restricted Stock, ICUs, Performance Share or Performance Unit awards paid to a Participant only in accordance with the terms and conditions specified by the Committee at the time of grant.

             7.2        Exceptions for Death, Disability or Retirement.  (a)  Death of Participant.  If a Participant's employment terminates due to death, any benefits under the Plan may be transferred to the beneficiary designated by the Participant.  If no beneficiary has been duly designated, said benefits shall transfer pursuant to the provisions of such Participant's will, or if there is no will, by the laws of intestate succession in the state in which the Participant is domiciled on the date of death.  The individual who succeeds to the Participant's benefits under the Plan may:

(i)	exercise any outstanding Options to the same extent the Participant was entitled to exercise such Options, together with any Options the Committee may accelerate, at any time prior to the earlier of six (6) months from the date of the Participant's death, or the date the Options would otherwise expire by their terms;

(ii)	receive payment of any shares of Restricted Stock or Rights to Restricted Stock based on a deemed lapse of the restrictions, or of any ICUs based on a deemed expiration of the Incentive Period and attainment of the relevant performance goals, provided that any such payment may be either prorated or otherwise paid as determined by the Committee;

(iii)	receive payment of a Performance Share or Performance Unit award, as determined by the Committee, based on the degree to which established performance targets had been attained as of the Participant's death.

(b)	Disability of Participant. A Participant who becomes Disabled may:

(i)	exercise outstanding Options that are otherwise exercisable, together with any Options the Committee may accelerate, at any time prior to the earlier of twelve (12) months after the date of Disability or the date the Options would otherwise expire by their terms;

(ii)	be paid a prorated amount of an award of Restricted Stock or Rights to Restricted Stock or ICUs, determined by application of the payment provisions in Section 7.2(a)(ii), based on a deemed lapse of restrictions or a deemed expiration of an Incentive Period and attainment of the relevant performance goals;

(iii)	be paid a Performance Share or Performance Unit award prior to expiration of a Performance Period, as the Committee shall determine by considering the degree of attainment of established performance targets.

(c)	Retirement. At the time of Retirement, a Participant may:

(i)	exercise outstanding Options which are otherwise exercisable, together with any Options the Committee may accelerate, at any time prior to the earlier of thirty (30) days following Retirement, or the date the Options would otherwise expire by their terms;

(ii)	receive a prorated payment of an award of Restricted Stock, Rights to Restricted Stock or ICUs, determined by application of the payment provisions in Section 7.2(a)(ii), based on a deemed lapse of restrictions or a deemed expiration of an Incentive Period and, if applicable, attainment of relevant performance goals;

(iii)	receive a payment of Performance Shares or Performance Units as the Committee shall determine by considering the degree to which performance targets have been attained.

             (d)        Other Termination of Employment.  (1)  Termination Not for Cause.  If a Participant’s employment ends for reasons other than those listed in Sections 7.2 or 7.3, outstanding Options may be exercised no later than the earlier of thirty (30) days following such termination, or the date the Options would, by their terms, expire.   Any other outstanding awards under the Plan, to the extent not then earned and paid to the Participant, shall terminate unless accelerated by the Committee, subject to the provisions of Section 8.1.

             (2)         Termination for Cause.  If a Participant's services are terminated for cause, as determined by the Committee, all Options or other benefits granted under the Plan, to the extent not already exercised or otherwise earned or paid, shall terminate.

             7.3        Change in Control.  (a)   Definitions.  Unless the context requires otherwise, when capitalized the terms listed below shall have the following meanings when used in this or any other section of the Plan:

(1)	“Change in Control” is a change in control of Pentair, as that term is defined in the KEESA.

(2)	“KEESA” is the Key Executive Employment and Severance Agreement between Pentair and key executives, as approved by the Board effective August 23, 2000.

             (b)        Treatment of Options.  Upon the occurrence of a Change in Control, all Options granted to a Participant who is then employed by Pentair or an Affiliate shall, to the extent not then vested or exercised, become fully vested and immediately exercisable without regard to the terms and conditions attached to such Options at the time of grant.  To the extent such Options are then exercised under circumstances which would otherwise result in a grant of Reload Options to the Participant, no such Reload Options will be granted.

             (c)         Treatment of Restricted Stock.  Upon the occurrence of a Change in Control the restrictions then applicable to all outstanding shares of Restricted Stock awarded under the Plan shall automatically lapse.  If on the Change in Control date any dividends declared with respect to such Restricted Stock have not been paid to the Participant, then all such amounts shall be paid within ten (10) days of the Change in Control date.

             (d)        Treatment of Rights to Restricted Stock.  Upon the occurrence of a Change in Control, all Rights to Restricted Stock shall be fully and immediately vested and the participant shall be paid within ten (10) days the cash value of the shares of Stock which otherwise would have been issued based on the Fair Market Value of the Stock on the Change in Control date, together with any then unpaid dividends which have been declared on the Stock subject to the award of Rights to Restricted Stock.

             (e)         ICUs.  Outstanding ICUs shall be valued by assuming the corporate performance goals for the applicable Incentive Period have been met and shall be paid in cash within ten (10) days of the Change in Control date, as follows:

(i)          one-third of the ICUs awarded less than one (1) year prior to the Change in Control date shall be paid;

(ii)         two-thirds of the ICUs awarded one (1), but less than two (2) years prior to the Change in Control date shall be paid;

(iii)        all of the ICUs awarded two (2) or more years prior to the Change in Control date shall be paid.

             (f)         Performance Shares.  Upon the occurrence of a Change in Control the restrictions then applicable to all outstanding Performance Shares shall lapse and any dividends declared with respect to such shares which have not been paid shall be paid within ten (10) days of the Change in Control date.

             (g)        Performance Units.  Outstanding Performance Units shall be valued by assuming all performance targets for the applicable Performance Period have been fully met and shall be paid as cash within ten (10) days of the Change in Control date, as follows:

(i)	one-third of the Performance Units granted less than one (1) year prior to the Change in Control date shall be paid;

(ii)	two-thirds of the Performance Units granted one (1) but less than two (2) years prior to the Change in Control date shall be paid;

(iii)	all of the Performance Units granted two (2) or more years prior to the Change in Control date shall be paid.

             (h)        Participants Covered under a KEESA.  The provisions of this Section 7.3 shall also apply to a Participant who terminates employment before a Change in Control if the Participant has entered into a KEESA and is entitled to benefits thereunder pursuant to Section 2(b) of the KEESA.

             (i)          Governing Documents.  In the case of any conflict between the provisions of this Section 7.3 and any other provision of the Plan, this Section 7.3 will control.  In the case of any conflict between the terms of this Plan and the terms and provisions of a Participant’s KEESA, the terms of such KEESA shall control to the extent more beneficial to such Participant, and the obligations of Pentair under such KEESA shall be in addition to any of its obligations under the Plan.

SECTION 8.  CHANGES TO AWARDS

             8.1        Acceleration of Benefits.  The Committee shall have the discretion to accelerate the exercise date of an Option or SAR or the time at which restrictions on Stock or Rights thereto lapse, to remove any Stock restrictions or to accelerate the expiration of an Incentive Period or Performance Period due to changes in applicable tax or other laws, or such other changes of circumstances as may arise after the date of an award under the Plan, or to take any such similar action it may decide, in its absolute discretion, is in the best interests of Pentair and equitable to a Participant (or such Participant's heirs or beneficiaries).  Notwithstanding the above, however, the Committee shall have no discretion to increase the amount of compensation a Participant could earn by application of the preestablished performance goals and financial measurements relevant to the award, although the Committee shall retain the discretion to decrease any such award. Any action by the Committee to accelerate a grant or award for reasons other than death, disability or change in control of Pentair shall include application of a commercially reasonable discount to the compensation payable to reflect the value of accelerated payment.

             8.2        Accounting Standards.  Calculation of changes to any performance goal established  for purposes of making awards under the Plan shall be without regard to changes in accounting methods used by Pentair or in accounting standards that may be required by the Financial Accounting Standards Board after the goal is established and prior to the time compensation earned on account of achievement of the relevant performance goal is paid to the Participant.

             8.3        Amendment of Awards.  The Committee shall have the discretion to amend the terms of any grant or award made under the Plan.  Any such amendment may be made either prospectively or retroactively, as necessary, provided that no such amendment shall either impair the rights of an affected Participant without the consent of such Participant or amend the terms of an Option so as to reduce the Option price.  Absent shareholder approval, the Committee may not cancel any outstanding Option and replace it with a new Option which has a lower Option price, if such action would have the same economic effect as reducing the Option price of such a canceled Option.

SECTION 9.    MISCELLANEOUS PROVISIONS

             9.1        Stockholder Privileges.  (a)  Options. Until such time as a Stock certificate is issued, a Participant, or other person entitled to exercise an Option under the Plan, shall have none of the privileges of a stockholder with respect to Stock covered by an Option granted under this Plan.

             (b)        Other Awards.  Upon delivery of Restricted Stock to a Participant (or to an escrow holder, if applicable) such Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, subject to the restrictions imposed, including the right to receive dividends and vote the shares of Restricted Stock. Participants for whom an account is established to record an award of Rights to Restricted Stock shall not have the rights of a shareholder until such time as the Rights to Restricted Stock vest, but may, in the discretion of the Committee, receive payment of or credit for the equivalent of dividends otherwise payable with respect to the number of shares of Stock to which such Rights to Restricted Stock relate.

             In the event of forfeiture, the certificate or certificates, if any, representing such Restricted Stock shall be delivered to Pentair, accompanied by executed instruments of transfer.  If the Restricted Stock is held in escrow, Pentair shall be entitled to have the certificates representing the Restricted Stock redelivered to it out of escrow.

             (c)         Interest.  The Committee may provide for the crediting of earnings interest with respect to Performance Units or ICUs credited to a Participant's account.  Any rate of earnings credited hereunder shall be determined by the Committee.

             (d)        Sale of Stock or Restricted Stock.  The Committee may fix a period during which any Stock, Right to Restricted Stock or Restricted Stock acquired under the Plan may not be sold, provided that the Committee may not fix any period which is less than or which exceeds such requirements as may be imposed by applicable state or federal law.

             9.2        Amendment, Suspension, Modification and Termination of Plan.  The Committee, subject to approval by the Board, may amend or modify the Plan at any time to conform to changes in applicable laws or in any other respect deemed to be in the best interests of Pentair. Pursuant to Code section 422, however, no such amendment shall, without shareholder approval (i) materially increase the number of shares of Stock as to which ISOs may be granted under the Plan, (ii) materially modify the requirements as to eligibility to receive Options under the Plan, (iii) materially increase the benefits accruing to Participants receiving ISOs under the Plan, (iv) reduce an ISO Option price below Fair Market Value on the day the Option is granted, (v) permit the award of SARs other than in tandem with an ISO, (vi) extend the period during which an Option may be granted or exercised, or (vii) extend the termination date of the provisions of the Plan which permit the granting of ISOs. No amendment or modification of the Plan shall adversely affect any Participant under the Plan, or any section thereof, without such Participant's consent.

             9.3        Administration.  The Plan shall be administered by the Committee.  Pursuant to this delegation, the Committee is authorized to (i) interpret and construe the Plan, (ii) adopt, amend, or rescind rules and regulations relating to the Plan, and (iii) make all other determinations necessary or advisable for the administration of the Plan, to the extent not contrary to the express provisions of the Plan.  Any actions, determinations or other interpretations made by the Committee within the scope of its authority shall be final, binding and conclusive for all purposes.

             9.4        Indemnification.  To the extent permitted by law, members of the Committee and the Board shall be indemnified and held harmless by Pentair with respect to any loss, cost, liability or expense that may reasonably be incurred in connection with any claim, action, suit or proceeding which arises by reason of any act or omission under the Plan, taken within the scope of the authority delegated herein.

             9.5        Expenses.  The expenses of maintaining and administering this Plan shall be borne by Pentair.

             9.6        Rights of Participants.  Nothing in this Plan shall interfere with or limit in any way the right of Pentair or an Affiliate to terminate any individual's employment at any time, with or without notice or cause.  This Plan does not, nor is it intended to, confer upon any employee the right to continue in the employment of Pentair or an Affiliate.

             9.7        Transferability.   (a)  Nontransferability.  Except as otherwise specified in the Plan, Options, SARs, Restricted Stock, Rights to Restricted Stock, ICUs, Performance Shares and Performance Units granted or awarded under the Plan shall not be transferrable.

             (b)        Designation of Beneficiary(ies).  A Participant may designate a person or persons to receive his or her Plan benefits in the event of death.  Such designation shall be on forms as prescribed by the Committee and may be modified or revoked only in writing.

             9.8        Governing Law.  To the extent not preempted by applicable federal law, this Plan shall be construed and interpreted in accordance with the substantive laws of the State of Minnesota.

             IN WITNESS WHEREOF, this amended and restated Plan has been executed this ____ day of ___________, 2001.

PENTAIR, INC.

By

Chief Executive Officer

By

Roy T. Rueb
Secretary